UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 11, 2011
DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation)

1-12935 (Commission File Number)	20-0467835 (IRS Employer Identification No.)

5320 Legacy Drive
Plano, Texas (Address of principal executive offices)	75024 (Zip Code)
Registrant’s telephone number, including area code: (972) 673-2000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Effective July 11, 2011, Kevin O. Meyers of Houston, Texas was appointed to the Board of Directors (the “Board”) of Denbury Resources Inc. (the “Company”) bringing the number of Denbury directors to ten.
For the ten years prior to his retirement at year-end 2010, Dr. Meyers was a senior executive with ConocoPhillips, most recently as Senior Vice President responsible for Exploration and Production in the Americas. Previously he was President of ConocoPhillips Canada, President of ConocoPhillips Russia and Caspian Regions, and President of ConocoPhillips Alaska. For the prior twenty years he served in engineering, technical and executive positions with ARCO, last serving as President of ARCO Alaska.
Dr. Meyers holds a Ph.D. in chemical engineering from the Massachusetts Institute of Technology, and currently serves on the boards of Hornbeck Offshore Services, the World Energy Council and the U.S. Energy Association.
Dr. Meyers is expected to initially serve on the Reserves Committee of the Company. On July 12, 2011, following his appointment to the Board, Dr. Meyers was granted 6,913 shares of restricted stock which will vest on July 12, 2012. Dr. Meyers is also entitled to participate in the Director Compensation Plan, which allows each non-employee director to make a quarterly election regarding whether to receive compensation in cash or in shares of Company common stock.
A copy of the press release regarding Dr. Meyers’ appointment is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Denbury Press Release, dated July 14, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENBURY RESOURCES INC.
Date: July 15, 2011	/s/Mark C. Allen
Mark C. Allen
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Denbury Press Release, dated July 14, 2011